Exhibit 99.1

CORMEDIX INC. ANNOUNCES POSITIVE RESULTS OF ITS NEUTROLIN® PHASE 3
LOCK-IT-100 STUDY BASED ON RECOMMENDATION BY INDEPENDENT DATA
SAFETY MONITORING BOARD

Statistical Significance Achieved at Interim Analysis

Berkeley Heights, NJ – July 25, 2018 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that the independent Data Safety Monitoring Board (DSMB) has completed its review of the interim analysis of the data from the currently ongoing Phase 3 LOCK-IT-100 study for Neutrolin®. Because the pre-specified level of statistical significance was reached and efficacy had been demonstrated, the DSMB recommended the study be terminated early. No safety concerns were reported by the DSMB based on the interim analysis. The company will submit the results of the interim analysis to the U.S. Food and Drug Administration for its review.

“We are thrilled to have received the DSMB’s recommendation that efficacy has been demonstrated. Once we have submitted the interim analysis results and DSMB’s recommendation to the FDA, we will begin the dialogue on the appropriate next steps,” said Khoso Baluch, Chief Executive Officer of CorMedix. “We have invested a significant amount of the Company’s resources over the last 2 ½ years in this study, and it is gratifying to have achieved this result based on the interim analysis. We believe Neutrolin has great potential to save lives of patients receiving hemodialysis therapy as a treatment for end stage renal disease and to lower overall healthcare costs due to reducing the risk of catheter-related blood stream infections (CRBSI).”

The primary endpoint of the Phase 3 LOCK-IT-100 study is reducing the risk of occurrence of CRBSI by Neutrolin relative to the active control of heparin. The secondary endpoints are catheter patency, which is defined as required use of tissue plasminogen activating factor (tPA) or removal of catheter due to dysfunction, and catheter removal for any reason.

About CorMedix
CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, in a Phase 3 clinical trial enrolling patients undergoing chronic hemodialysis that will be terminated early for efficacy. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the LOCK-IT-100 trial, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the resources needed to terminate the Phase 3 trial and the costs and time needed to submit a new drug application to the FDA; risks related to obtaining FDA approval of the new drug application for Neutrolin; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; relying on preclinical results that may not be indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746